Exhibit 99.1

Champion Announces Earnings and Dividend for 3rd Qtr. 2004

        HUNTINGTON, W.V., Aug. 20 /PRNewswire-FirstCall/ — Champion Industries, Inc. (Nasdaq: CHMP) today announced net income of $77,000 or $0.01 per share for the three months ended July 31, 2004 compared to $253,000 or $0.03 per share for the same period in 2003.

        Net income for the nine months ended July 31, 2004 was $252,000 or $0.03 per share compared to $1,024,000 or $0.11 per share for the same period in 2003. The Company’s balance sheet reflected working capital of $27.0 million, book value per share of $4.27 and total shareholders equity of $41.5 million at July 31, 2004.

        The Board of Directors announced the declaration of the Company’s quarterly dividend of five cents per share. The cash dividend will be paid on September 20, 2004, to shareholders of record on September 3, 2004.

        Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We have seen sales growth for the fiscal year to date primarily as a result of strategic acquisitions completed in the third quarter of 2003. The third quarter of 2004 saw sales decline primarily due to reduced sales at one of the Company’s sheetfed plants and a reduction in office product sales related to data products. Gross profit dollars and margin percent increased for both the quarter and the year to date. These growth areas were offset by rising selling, general and administrative costs (SG&A). The increased SG&A costs during the quarter and year to date were necessary to facilitate several key long-term objectives. On a year to date basis, costs were incurred to complete a consolidation of several of the Company’s Louisiana operations into a single facility in Baton Rouge. The Company also incurred costs to consolidate the Blue Ridge production facilities into a single plant location in Asheville, North Carolina. The additional SG&A increases related to costs associated with the above mentioned acquisitions, increased payroll costs to support the sales growth initiatives and increased professional fees related to accounting and legal costs. The third quarter SG&A cost increases were primarily centered on the continued costs to support growth initiatives, including personnel and support related costs as well as increases in professional fees. The costs we are expending today are done to facilitate future growth. Our balance sheet is conservatively managed and well positioned to support future growth strategies and initiatives.”

        Revenues for the three months ended July 31, 2004 were $30.1 million compared to $30.6 million in the same period in 2003. This change represented a decrease in revenues of $500,000 or 1.6%. Revenues for the nine months ended July 31, 2004 increased to $89.9 million from $88.5 million in 2003. This change represented an increase in revenues of $1.4 million or 1.5%. The printing segment experienced a sales increase of $378,000 or 0.5% while the office products and office furniture segment experienced an increase of $1.0 million or 5.3%. Kirby J. Taylor, President and Chief Operating Officer, noted, “Our SG&A costs increased approximately $500,000 for the quarter and $2.0 million year to date. These increased costs were associated with increased payroll expenses to support our sales growth, increased professional fees and costs associated with the above mentioned consolidations. The third quarter of 2004 was favorably impacted by the sale of our Knoxville, Tennessee building resulting in a net gain of approximately $85,000. In addition, during the second quarter of 2003 the SG&A was favorably impacted by an improved credit position with a specific customer in bankruptcy.”

        Mr. Reynolds concluded, “During the third quarter we completed the acquisition of certain assets of Westerman Print Company of Cincinnati, Ohio. This purchase should assist in adding critical mass to our Cincinnati plant. We continue to examine key strategic acquisition targets and to focus on mechanisms to drive organic growth.”

        Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

        Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2004	2003	2004	2003
Printing	$23,012,000	$23,258,000	$70,147,000	$69,769,000
Office products &
office furniture	7,086,000	7,340,000	19,766,000	18,778,000
Total revenues	$30,098,000	$30,598,000	$89,913,000	$88,547,000

Net income	$ 77,000	$ 253,000	$ 252,000	$ 1,024,000

Per share data:
Net income
Basic	$ 0.01	$ 0.03	$ 0.03	$ 0.11
Diluted	$ 0.01	$ 0.03	$ 0.03	$ 0.11

Weighted average
shares outstanding:
Basic	9,734,000	9,714,000	9,727,000	9,714,000
Diluted	9,832,000	9,756,000	9,841,000	9,745,000

SOURCE Champion Industries, Inc.
      -0-          08/20/2004
      /CONTACT: Todd R. Fry, Chief Financial Officer of Champion Industries,
Inc., +1-304-528-5492/
      /Web site: http://www.champion-industries.com /
      (CHMP)

CO: Champion Industries, Inc.
ST: West Virginia
IN: OFP REA
SU: ERN DIV